EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Duff Anderson Solebury Communications Group 678-421-3800 danderson@soleburycomm.com

PRIMEDIA IN COMPLIANCE WITH NYSE LISTING STANDARDS

ATLANTA (June 3, 2009) – PRIMEDIA Inc. (NYSE: PRM), a leading provider of print, Internet and mobile solutions to help consumers find a place to live, today announced receipt of notice from the New York Stock Exchange (“NYSE”) informing the Company that it is in compliance with NYSE standards for continued listing. As previously announced on November 24, 2008, the Company was notified that it was below the NYSE’s continued listing criteria because its average market capitalization over a consecutive 30 trading-day period had fallen below the NYSE’s capitalization threshold of $75 million. The Securities and Exchange Commission has recently approved the lowering of this market capitalization threshold to $50 million. This change in the NYSE’s capitalization threshold is effective through October 30, 2009, but the NYSE has indicated that it expects to seek a rule filing that will make the lower threshold permanent in the near future. The Company currently satisfies both market capitalization thresholds and is in compliance with other continued listing standards.

PRIMEDIA Inc. helps millions of consumers nationwide find a place to live through its innovative print, Internet and mobile solutions. From publishing its flagship advertising-supported Apartment Guide since 1975 to launching industry-leading online real estate destinations such as ApartmentGuide.com, Rentals.com and NewHomeGuide.com, PRIMEDIA continues to simplify the consumer home search and drive leads that result in occupancy for property managers, landlords, new home builders and real estate professionals. For more information, visit www.primedia.com. This release may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the SEC filings of PRIMEDIA for a discussion of such factors.

PRIMEDIA, Apartment Guide, ApartmentGuide.com, Rentals.com and NewHomeGuide.com are trademarks and/or registered trademarks of PRIMEDIA Inc. © PRIMEDIA Inc. 2009. All rights reserved.

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